EXHIBIT 7.4

VARIABLE ANNUITY REINSURANCE CONTRACT

ISSUED TO

KEMPER INVESTORS LIFE INSURANCE COMPANY

SCHAUMBURG, ILLINOIS

Redacted

VARIABLE ANNUITY REINSURANCE CONTRACT

(the “Contract”)

by and between

KEMPER INVESTORS LIFE INSURANCE COMPANY

Schaumburg, Illinois

(the “Company”)

and

ZURICH INSURANCE COMPANY

Zurich, Switzerland

(the “Reinsurer”)

Redacted

ARTICLE 1

BUSINESS REINSURED

This Contract is to indemnify the Company in respect of certain liabilities that may accrue to the Company as provided herein under business classified by the Company as Scudder Destinations Annuity and Farmers Variable Annuity I products, issued between May 1, 2000 and February 28, 2003 on policy forms identified on Schedule A (the “Original Policies”), including certain liabilities that may accrue as the result of policyholder contributions made on such business on or after the Effective Date, subject to the Maximum Policyholder Contributions, No amendments, endorsements or other modifications will be made to the policy forms identified on Schedule A without the prior written consent of the Reinsurer. Certain defined terms used herein are set forth in Article 13.

ARTICLE 2

COVER

Effective as of the Effective Date, the Company hereby cedes, and the Reinsurer hereby assumes, a [ ]% share of GMDB Recoveries and a [ ]% share of Reinsured GRIB Shortfall Payments, subject to the application of the Maximum Recovery Limit and the Maximum Policyholder Contributions.

ARTICLE 3

MAXIMUM RECOVERY LIMIT

A.	The Maximum Recovery Limit for the Initial Period shall be $[ ]. The Maximum Recovery Limit for each subsequent Calendar Year shall be determined in accordance with Article 5, Application of Maximum Recovery Limit.

B.	The Maximum Recovery Limit shall be deemed exhausted at such time as either (i) the increase in Reinsurer Net Obligations under this Contract during the Initial Period or any subsequent Calendar Year exceed the Maximum Recovery Limit for each period, as determined in accordance with the provisions of Article 5, Application of Maximum Recovery Limit or (ii) the Reinsurer’s Net Obligations under this Contract equal, in the aggregate, the Aggregate Crap. No further GMDB Recoveries, Maintenance Fees or Expense Provisions shall be payable from the Reinsurer to the Company or from the Company to the Reinsurer after the Maximum Recovery Limit has been exhausted and the Reinsurer shall have no liability hereunder for Reinsured GRIB Shortfall Payments resulting from GRIB Elections occurring after the Maximum Recovery Limit shall be deemed exhausted.

ARTICLE 4

MAXIMUM POLICYHOLDER CONTRIBUTIONS

The maximum amount of new policyholder contributions under the Original Policies that can be ceded to this Contract (“Maximum Policyholder Contributions”) during the Initial Period shall be a pro rated portion of $[ ] from the Effective Date to the end of the Calendar Year in which the Effective Date occurs. For any Calendar Year thereafter ending during the term of this Agreement, the Maximum Policyholder Contributions shall be $[ ], and the maximum of such contributions that can be so ceded during the term of this Contract in the aggregate shall be $[ ]. If the total new policyholder contributions exceed $[ ] during any such Calendar Year or exceed $[ ] in the aggregate during the term of this Contract, then for those Original Policies affected, the Account Values, Guarantees and amounts that are reinsured hereunder shall be determined in accordance with Article 7, Application of Maximum Policyholder Contributions.

ARTICLE 5

APPLICATION OF MAXIMUM RECOVERY LIMIT

A.	The Maximum Recovery Limit for the initial Period shall be $[ ].

B.	The Maximum Recovery Limit for any subsequent Calendar Year shall be the amount resulting from the following calculation, provided that the total aggregate liability of the Reinsurer under this Agreement for Reinsurer Net Obligations shall in no event exceed the Aggregate Cap:

(a + b - c – d – e + f) x (1.0 + g)

	Where a =	the Maximum Recovery Limit at the commencement of the Initial Period or prior Calendar Year, as applicable;

	b =	[ ]% multiplied by the Reinsured Policyholder Contributions for the Initial Period or prior Calendar Year, as applicable;

	c =	GMDB Recoveries for the Initial Period or prior Calendar Year, as applicable;

	d =	[ ]% multiplied by the Reinsured GRIB Shortfall Amounts for the Initial Period or prior Calendar Year, as applicable;

	e =	Expense Provisions for the Initial Period or prior Calendar Year, as applicable;

	f =	Maintenance Fees for the Initial Period or prior Calendar Year, as applicable;

	g =	the Calendar Year Index.

If the total Policy Net Amount At Risk for all active Original Policies at the end of the applicable Calendar Year is greater than the total Policy Net Amount At Risk for the same policies at the beginning of such Calendar Year, then the Calendar Year Index for such Calendar Year shall be an annual rate equal to the lesser of (i) the percentage increase in total Policy Net Amount At Risk for such policies and (ii) [ ]%; otherwise, the Calendar Year Index shall equal zero. For the purposes of this paragraph, a policy shall not be considered active after GRIB Election, or after termination for any reason.

C.	The Aggregate Cap at any point in time shall be the amount resulting from the following calculation:

(a + b)

	Where a =	$[ ]; and

	b =	[ ]% multiplied by the aggregate Reinsured Policyholder Contributions at such time.

ARTICLE 6

GRIB SHORTFALL PAYMENTS

A.	If the GRIB Net Amount At Risk with regards to an Original Policy is greater than zero at the time the holder of an Original Policy makes an election to receive a Guaranteed Retirement Income Benefit (a “GRIB Election”), then the Reinsured GRIB Shortfall Amount for such Original Policy shall be an amount equal to the GRIB Net Amount At Risk.

B.	If such GRIB Net Amount At Risk is less than or equal to zero at the time of GRIB Election, then the Reinsured GRIB Shortfall Amount shall be zero.

C.	At the time of GRIB Election under an Original Policy, such portion of the Reinsured GRIB Shortfall Amount with respect to such policy as would not cause the Maximum Recovery Limit to be deemed exhausted shall be utilized in determining the Reinsured GRIB Shortfall Payments with respect to such policy pursuant to the following calculation:

(a ÷b) times (c)

	Where a =	Reinsured GRIB Shortfall Amount not in excess of the Maximum Recovery Limits

	b =	GRIB Guarantee

	c =	GRIB Payments

Once determined, the Reinsurer shall remain liable to the Company hereunder for Reinsured GRIB Shortfall Payments with respect to such Original Policy for so long as the Company makes GRIB Payments thereunder. For the avoidance of doubt, only the Reinsured GRIB Shortfall Amounts and not the Reinsured GRIB Shortfall Payments shall count against the Maximum Recovery Limit.

ARTICLE 7 APPLICATION OF MAXIMUM POLICYHOLDER CONTRIBUTIONS
A.	Policyholder contributions under the Original Policies subsequent to the Effective Date shall be Reinsured Policyholder Contributions until such time as the policyholder contributions during the Initial Period or any Calendar Year thereafter or the aggregate policyholder contributions subsequent to the Effective Date, as applicable, equal the Maximum Policyholder Contributions. Policyholder contributions not included within Reinsured Policyholder Contributions shall be Unreinsured Contributions for the Original Policy.

B.	For any Original Policy at any point in time, the Reinsured Account Value shall equal the product of the Account Value for the Original Policy times the Reinsured Account Value Percentage for the Original Policy.

C.	For any Original Policy at any point in time, the Reinsured GMDB Guarantee shall equal the greater of the Reinsured GMDB Ratchet Guarantee or the Reinsured GMDB Rollup Guarantee. The Unreinsured GMDB Guarantee shall equal the GMDB Guarantee minus the Reinsured GMDB Guarantee.

D.	For any individual Original Policy at any point in time, the Reinsured GRIB Guarantee shall equal the larger of the Reinsured GRIB Ratchet Guarantee and the Reinsured GRIB Rollup Guarantee. The Unreinsured GRIB Guarantee shall equal the GRIB Guarantee minus the Reinsured GRIB Guarantee.

E.	For any individual Original Policy at any point in time, the Reinsured GMDB Ratchet Guarantee shall equal the product of the GMDB Ratchet Guarantee for the Original Policy times the Reinsured GMDB Ratchet Guarantee Percentage for the Original Policy.

F.	For any individual Original Policy at any point in time, the Reinsured GMDB Rollup Guarantee shall equal the product of the GMDB Rollup Guarantee for the Original Policy times the Reinsured GMDB Rollup Guarantee Percentage for the Original Policy

G.	For any individual Original Policy at any point in time, the Reinsured GRIB Ratchet Guarantee shall equal the product of the GRIB Ratchet Guarantee for the Original Policy times the Reinsured GRIB Ratchet Guarantee Percentage for the Original Policy,

H.	For any individual Original Policy at any point in time, the Reinsured GRIB Rollup Guarantee shall equal the product of the GRIB Rollup Guarantee for the Original Policy times the Reinsured GRIB Rollup Guarantee Percentage for the Original Policy

I.	1.	The Reinsured Account Value Percentage, the Reinsured GMDB Ratchet Guarantee Percentage, the Reinsured GMDB Rollup Guarantee Percentage, the Reinsured GRIB Ratchet Guarantee Percentage and the Reinsured GRIB Rollup Guarantee Percentage shall initially be [ ]% for all Original Policies. The Reinsured Account Value Percentage, the Reinsured GMDB Ratchet Guarantee Percentage, the Reinsured GMDB Rollup Guarantee Percentage, the Reinsured GRIB Ratchet Guarantee Percentage and the Reinsured GRIB Rollup Guarantee Percentage shall remain [ ]% unless and until there is an Unreinsured Contribution for the Original Policy.

	2.	The Reinsured Account Value Percentage, the Reinsured GMDB Ratchet Guarantee Percentage, the Reinsured GMDB Rollup Guarantee Percentage, the Reinsured GRIB Ratchet Guarantee Percentage and the Reinsured GRIB Rollup Guarantee Percentage shall each be recalculated at the time of the first Unreinsured Contribution and at the time of all subsequent policyholder contributions, and shall equal the amounts resulting from the following calculation:

a = [(b) + (c)] / [(d) + (e)]

		Where	a = the Reinsured Account Value Percentage, the Reinsured GMDB Ratchet Guarantee Percentage, the Reinsured GMDB Rollup Guarantee Percentage, the Reinsured GRIB Ratchet Guarantee Percentage or the Reinsured GRIB Rollup Guarantee Percentage, as applicable;

b = the Reinsured Account Value, the Reinsured GMDB Ratchet Guarantee, the Reinsured GMDB Rollup Guarantee, the Reinsured GRIB Ratchet Guarantee or the Reinsured GRIB Rollup Guarantee, as applicable, prior to the contribution;

c = the amount of the current policyholder contribution that is a Reinsured Policyholder Contribution;

d = the Account Value, the GMDB Ratchet Guarantee, the GMDB Rollup Guarantee, the GRIB Ratchet Guarantee or the GRIB Rollup Guarantee; as applicable, prior to the contribution;

e = the total amount of the current policyholder contribution.

	3.	Each time the GMDB Ratchet Guarantee or GRIB Ratchet Guarantee is reset to equal the Account Value, the Reinsured GMDB Ratchet Guarantee Percentage or GRIB Ratchet Guarantee Percentage, as applicable, shall be set equal to the Reinsured Account Value Percentage.
ARTICLE 8 EXPENSE PROVISIONS
A.	There shall be three Expense Provisions: (i) the General Expense Provision; (ii) the GRIB Commission Provision and (iii) the Contribution Commission Provision. The General Expense Provision, the GRIB Commission Provision, and the Contribution Commission Provision shall be referred to collectively as the Expense Provisions.

B.	1.	The General Expense Provision for any Settlement Period shall be the product of the number of active Original Policies at the beginning of the Settlement Period times the Per Policy Expense Provision. An Original Policy shall be considered active as long as such policy is in force, regardless of whether contributions are being made by the policyholder with respect to such policy or payments are being made by the Company with respect to such policy.

	2.	The Per Policy Expense Provision for any Settlement Period ending during 2006 shall be $[ ].

	3.	The Per Policy Expense Provision for any Settlement Period ending during the term of this Agreement in any Calendar Year commencing subsequent to December 31, 2.006 shall be an amount equal to the Per Policy Expense Provision applicable during the prior Calendar Year increased by a percentage equal to the percentage increase in the Consumer Price Index during such prior Calendar Year, but in no event shall the increase due to the Consumer Price Index exceed [ ] percent ([ ]%) per year.

C.	The GRIB Commission Provision for any Settlement Period shall be the product of [ ] percent ([ ]%) times the total of all annuitized GRIB values for GRIB Elections occurring during the Settlement Period.

D.	The Contribution Commission Provision for any Settlement Period shall be an amount equal to [ ]% of Reinsured Policyholder Contributions for such Settlement Period.

ARTICLE 9

TERM

This Contract is effective upon, and continuous from, the Effective Date. The Reinsurer will be liable for its share of GMDB Recoveries and Reinsured GRIB Shortfall Payments, subject to the exhaustion of the Maximum Recovery Limit and the other terms and conditions of this Contract, until the expiration or termination of the Original Policies. Subject to the provisions of this Contract, the liability of the Reinsurer shall terminate simultaneously with that of the Company, provided, however, that once the Maximum Recovery Limit is deemed exhausted, the Reinsurer shall have no further liability whatsoever to the Company under this Contract or arising from any of the Original Policies reinsured hereunder, other than with respect to Reinsured GRIB Shortfall Payments resulting from GRIB Elections occurring prior to the Maximum Recovery Limit being deemed exhausted.

ARTICLE 10

TERRITORY

The territorial limits of this Contract shall be identical with those of the Original Policies.

ARTICLE 11

EXCLUSIONS

A.	The Reinsurer shall not indemnify the Company for any punitive or compensatory damages that the Company is ordered to pay as a result of an act, omission, or course of conduct committed by the Company, its agents, or representatives in connection with the Original Policies, other than with respect to claims decisions consented to by the Reinsurer pursuant to Article 19, Claims Notification and Decisions.

B.	Those exclusions as contained in the Original Policies.
ARTICLE 12 ACCOUNTS AND REMITTANCES
A.	The Company shall pay to the Reinsurer an initial premium payment of $[ ] Plus interest from September 1, 2006 until the Effective Date at an annual interest rate of [ ]%; payable on the Effective Date.

B.	The Company shall pay to the Reinsurer the Maintenance Fees for each Settlement Period.

C.	The Reinsurer shall pay to the Company the GMDB Recoveries for each Settlement Period.

D.	The Reinsurer shall pay to the Company the Reinsured GRIB Shortfall Payments for each Settlement Period.

E.	The Reinsurer shall pay to the Company the Expense Provisions for each Settlement Period.
Accounts setting forth B., C., D. and E. above will be provided by the Company within 30 days following the end of the Settlement Period, and the debtor party will remit to the creditor party the balance of B., C., D. and E. on or before the Settlement Date.

ARTICLE 13

DESCRIPTION OF TERMS

This Article lists capitalized defined terms used in this Contract and provides definitions or references to the Article in which the term is defined.

Account Value: The total value of accounts for an Original Policy at any point in time.

Aggregate Cap: Article 5

Calendar Year: A period of one year from January 1st through December 31st.

Calendar Year Index: Article 5

Commutation Value: Article 18

Company: Kemper Investors Life Insurance Company

Consumer Price Index: Employment Cost Index for total compensation, for private industry workers, by industry and occupational group for finance, insurance, and real estate (excluding sales) as published by the United States Bureau of Labor Statistics of the Department of Labor.

Confidential Information: Article 30

Contract: This Variable Annuity Reinsurance Contract by and between the Company and the Reinsurer

Contribution Commission Provision: Article 8

Effective Date: The later of November 15, 2006 or 14 days after the date that the transaction is approved (or not disapproved) by the Illinois Department of Insurance.

Eligible Securities: Article 15

Expense Provisions: Article 8

Federal Excise Tax: Article 16

General Expense Provision: Article 8

GMDB (Guaranteed Minimum Death Benefit): Guaranteed minimum death benefits provided under the terms of the Original Policies.

GMDB Guarantee: The minimum guaranteed death benefit under GMDB for an individual Original Policy at any point in time, equal to the larger of the GMDB Ratchet Guarantee and the GMDB Rollup Guarantee.

GMDB Net Amount At Risk: For an Original Policy providing GMDB, the Reinsured GMDB Guarantee minus the Reinsured Account Value if positive, and zero otherwise.

GMDB Ratchet Guarantee: The minimum guaranteed death benefit based on the GMDB ratchet provisions of the Original Policy, for an individual Original Policy at any point in time.

GMDB Recoveries: The GMDB Net Amount At Risk, if positive, for Guaranteed Minimum Death Benefit (GMDB) at time of death.

GMDB Rollup Guarantee: The minimum guaranteed death benefit based on the GMDB rollup provisions of the Original Policy, for an individual Original Policy at any point in time.

GRIB (Guaranteed Retirement Income Benefit): Guaranteed Retirement Income Benefit as used in this Contract shall follow the definitions as used in the Original Policies.

GRIB Commission Provision: Article 8

GRIB Election: Article 6

GRIB Guarantee; The minimum guaranteed retirement income benefit under GRIB for an individual Original Policy at any point in time, equal to the larger of the GRIB Ratchet Guarantee and the GRIB Rollup Guarantee.

GRIB Net Amount At Risk: For an Original Policy providing GRIB, the Reinsured GRIB Guarantee minus the Reinsured Account Value if positive, and zero otherwise.

GRIB Payments: The amounts paid by the Company to holders of the Original Policies pursuant to a GRIB Election.

GRIB Ratchet Guarantee: The minimum guaranteed retirement income benefit based on the GRIB ratchet provisions of the Original Policy, for an individual Original Policy at any point in time.

GRIB Rollup Guarantee: The minimum guaranteed retirement income benefit based on the GRIB rollup provisions of the Original Policy, for an individual Original Policy at any point in time.

Initial Period: The period from the Effective Date to December 31, 2006.

LOC: Article 15

Maintenance Fees: Maintenance Fees for each Settlement Period are equal to [    ] basis points ([    ]%) times the total Reinsured Account Value at the beginning of the Settlement Period.

Maximum Policyholder Contributions: Article 4

Maximum Recovery Limit: Article 3

Original Policies: Article 1

Per Policy Expense Provision: Article 8

Policy Net Amount At Risk: The larger of the GMDB Net Amount At Risk and the GRIB Net Amount At Risk for an Original Policy.

Prime Rate: The prime rate index as published in the Wall Street Journal and as is in effect from time to time.

Qualified United States Financial Institution: As set forth in 215 Ill. Comp. Stat. 5/173.1(3).

Records: Article 21

Reinsured Account Value: Article 7

Reinsured Account Value Percentage: Article 7

Reinsured GRIB Shortfall Amount: Article 6

Reinsured GRIB Shortfall Payments: Article 6

Reinsured GMDB Guarantee: Article 7

Reinsured GMDB Ratchet Guarantee: Article 7

Reinsured GMDB Ratchet Guarantee Percentage: Article 7

Reinsured GMDB Rollup Guarantee: Article 7

Reinsured GMDB Rollup Guarantee Percentage: Article 7

Reinsured GRIB Shortfall Payments: Article 6

Reinsured GRIB Shortfall Amount: Article 6

Reinsured GRIB Guarantee: Article 7

Reinsured GRIB Ratchet Guarantee: Article 7

Reinsured GRIB Ratchet Guarantee Percentage: Article 7

Reinsured GRIB Rollup Guarantee: Article 7

Reinsured GRIB Rollup Guarantee Percentage: Article 7

Reinsured Policyholder Contributions: Article 7

Reinsurer: Zurich Insurance Company

Reinsurer Net Obligations: The net cumulative amounts due the Company from the Reinsurer less the cumulative amounts due the Reinsurer from the Company under this Agreement as set forth in Article 12, paragraphs B through E (but not below zero), but without regards to Reinsured GRIB Shortfall Payments, plus an amount equal to [    ]% of the Reinsured GRIB Shortfall Amounts with regards to GRIB Elections.

Reinsurer’s Obligations: Article 15

Settlement Date: The Settlement Date for a Settlement Period is 45 days following the end of the Settlement Period.

Settlement Period: The first Settlement Period shall be the period from the Effective Date to December 31, 2006. Subsequent Settlement Periods will be the period from the first day to the last day of the applicable calendar quarter.

Trust Account: Article 15

Trust Agreement: Article 15

Trustee: Article 15

Unreinsured Contribution: Article 7

Unreinsured GMDB Guarantee: Article 7

Unreinsured GRIB Guarantee: Article 7

ARTICLE 14

CURRENCY

Where the word “Dollars” and/or the sign “$” appear in this Contract, they shall mean United States Dollars.

ARTICLE 15 UNAUTHORIZED REINSURANCE
A.	If the Reinsurer is unauthorized or unaccredited as a reinsurer in any jurisdiction where the Company is domiciled or licensed, thereby preventing the Company from obtaining full statutory financial statement credit for reinsurance provided pursuant to this Contract, the Reinsurer shall establish letters of credit, trust accounts, or a combination thereof at the Reinsurer’s option, to the extent necessary to permit the Company to obtain full credit for such reinsurance. The “Reinsurer’s Obligations” shall be all liabilities for which security is required to obtain full credit for reinsurance under this Contract. The Reinsurer shall take any additional steps necessary to permit the Company to obtain full credit for reinsurance, to the extent credit is not otherwise available under applicable law.

(Trust Accounts)

B.	In the event the Reinsurer establishes a trust fund, the Reinsurer shall enter into a trust agreement in the form attached as Exhibit A (the “Trust Agreement”) and establish a trust account (the “Trust Account”) for the benefit of the Company with respect to the Reinsurer’s Obligations with a Qualified United States Financial Institution (the “Trustee”) and in a form acceptable to the Director of the Illinois Division of Insurance and any other applicable insurance regulator where the Company is domiciled or licensed. The following additional provisions shall apply:

	1.	The Reinsurer shall agree to deposit, and maintain in the Trust Account, assets to be held in trust by the Trustee for the benefit of the Company as security for the payment to the Company of the Reinsurer’s Obligations under this Contract.

	2.	The assets deposited in the Trust Account shall be valued according to their current fair market value and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and investments of the types permitted by the Illinois Insurance Code or any combination of the above, provided that such investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Reinsurer or the Company (hereafter, “Eligible Securities”).

	3.	The Reinsurer, prior to depositing assets with the Trustee, shall execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the Trustee upon the direction of the Company, may whenever necessary negotiate these assets without consent or signature from the Reinsurer or any other entity.

	4.	All settlements of account between the Company and the Reinsurer shall be made in cash or its equivalent.

	5.	The Reinsurer and the Company shall agree that the assets in the Trust Account, established pursuant to the provisions of this Contract, may be withdrawn by the

Company at any time, notwithstanding any other provisions in this Contract, and be utilized and applied by the Company or its successors in interest by operation of law, including without limitation any liquidator, rehabilitator, receiver or conservator of such Company, without diminution because of insolvency on the part of the Company or the Reinsurer, only for the following purposes:

	a.	To reimburse the Company for the Reinsurer’s share of premiums returned to the owners of Original Policies reinsured under this Contract because of cancellations of such Original Policies;

	b.	To reimburse the Company for the Reinsurer’s share, of surrenders and benefits or losses paid by the Company pursuant to the provisions of the Original Policies;

	c.	To fund an account with the Company in an amount at least equal to the Reinsurer’s Obligations. The account shall include, but not be limited to, amounts for policy reserves, claims and losses incurred (including losses incurred but not reported), loss adjustment expenses and unearned premium reserves;

	d.	To pay the Commutation Value to the Company upon commutation of this Agreement; and

	e.	To pay any other amounts the Company claims are due under this Contract.

6.	In the event the Company draws from the Trust Account for the purposes set forth in subparagraphs (a), (b), (c) or (d) of (B)(5) above in excess of the actual amounts required to meet the Reinsurer’s Obligations, or in the case of subparagraph (e), any amounts subsequently determined not to be due, the Company shall return such amounts to the Reinsurer. The Company shall credit interest at a rate not in excess of the Prime Rate, on the amounts held pursuant to (B)(5)(c) above.

7.	The Reinsurer shall have the right to seek the Company’s approval (which approval shall not be unreasonably or arbitrarily withheld) to withdraw from the Trust Account all or any part of the trust assets and transfer those assets to the Reinsurer, provided:

	a.	The Reinsurer shall, at the time of withdrawal, replace the withdrawn assets with cash or Eligible Securities having a market value equal to the market value of the assets withdrawn so as to maintain at all times the deposit in the required amount; or

	b.	After withdrawal and transfer, the market value of the Trust Account is no less than one hundred and two percent (102%) of the Reinsurers Obligations.

	8.	The Company agrees that unless otherwise agreed by the Reinsurer it shall withdraw assets from the Trust Account in payment of amounts due the Company from the Reinsurer until the Trust Account is exhausted, and that such withdrawal shall be a condition precedent to any payments by the Reinsurer hereunder.
(Letters of Credit)
C.	In the event the Reinsurer establishes letter(s) of credit, the Reinsurer shall apply for and secure timely delivery to the Company of clean, irrevocable and unconditional letters of credit (“LOC”) in an amount equal to the Reinsurer’s Obligations and issued by a Qualified United States Financial Institution. The LOC shall have terms acceptable to the Director of the Illinois Division of Insurance and any other applicable insurance regulator where the Company is domiciled or licensed. The following additional provisions shall apply:

	1.	The Reinsurer and the Company agree that the LOC provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provisions in the Contract, and be utilized by the Company or its successors in interest only for one or more of the following reasons:

		a.	To reimburse the Company for the Reinsurer’s share of premiums returned to the owners of the Original Policies on account of cancellations of such Original Policies;

		b.	To reimburse the Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Company under the terms and provisions of the Original Policies;

		c.	To fund an account with the Company in an amount at least equal to the Reinsurer’s Obligations. (The amount shall include, but not be limited to, amounts for policy reserves, claims and losses incurred (including losses incurred but not reported)) and unearned premium reserves;

		d.	To pay the Commutation Value to the Company upon commutation of this Contract; and

		e.	To pay any other amounts the Company claims are due under the Contract.

	2.	All of the foregoing provisions of (C)(1) shall be applied without diminution because of the insolvency of the Company or the Reinsurer.

	3.	In the event the Company draws upon the LOC for the purposes set forth in subparagraphs (a), (b), (c), (d) of (C)(1) above in excess of the actual amounts required to meet the Reinsurer’s Obligations, or in the case of subparagraph (e), any amounts subsequently determined not to be due, the Company shall return such amounts to the Reinsurer. The Company shall credit interest at a rate not in excess of the Prime Rate, on the amounts held pursuant to (C)(1)(c) above.

D.	No later than 10 days prior to the end of each Settlement Period, the Company shall prepare an estimated specific statement of the Reinsurer’s Obligations. If the statement shows that the Reinsurer’s Obligations exceed the amount of the LOC or Trust Account balance as of such date, the Reinsurer shall, prior to the end of such Settlement Period, either secure delivery to the Company of an amendment to the LOC increasing the amount of the LOC by the amount of such difference or secure delivery to the Trustee of additional cash or Eligible Securities having a current market value equal to such difference.

E.	Within 30 days following the end of each Settlement Period, the Company shall prepare a specific final statement of the Reinsurer’s Obligations for the sole purpose of amending the LOC or Trust Account balance in the following manner:

	1.	If the statement shows that the Reinsurer’s Obligations as of the end of such Settlement Period exceed the amount of the LOC or Trust Account balance as of such date, the Reinsurer shall, within 30 days after receipt of the statement, either secure delivery to the Company of an amendment to the LOC increasing the amount of the LOC by the amount. of such difference or secure delivery to the Trustee of additional cash or Eligible Securities having a current market value equal to such difference.

	2.	If, however, the statement shows that the Reinsurer’s Obligations as of the end of such Settlement Period are less than the balance of the LOC (or that 102% of the Reinsurer’s Obligations are less than the Trust Account balance if funding is provided by a Trust Agreement), as of such date, the Company shall, within 30 days after receipt of written request from the Reinsurer, agree to release such excess credit by agreeing to secure an amendment to the LOC reducing the amount of the LOC by the amount of such excess credit or agree to release the amount in excess of 102% of the Reinsurer’s Obligations from the Trust Account.
ARTICLE 16 TAXES
A.	In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.

B.	1.	The Company shall be allowed to deduct [ ] ([ ]%) percent of the premium payable hereon, for the purpose of paying the Federal Excise Tax, to the extent such premium is subject to Federal Excise Tax.

	2.	In the event of any return of premium becoming due hereunder, the Reinsurer shall be allowed to deduct [ ] ([ ]%) percent from the amount of the return, and the Company or its agent should take steps to recover the Federal Excise Tax from the U.S. Government.

ARTICLE 17

LATE PAYMENTS

A.	In the event any payment due either party is not received by the payment due date, the party to whom payment is due may require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days that have expired since the overdue date or the last monthly calculation, whichever the lesser; times

2.	1/365th of the sum of (a) the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made, and (b) 1%; times

3.	The amount past due, including accrued interest.

Interest shall accumulate until payment of the original amount due plus interest penalties have been received.

B.	The due date shall, for purposes of this Article, be determined as follows:

1.	The initial payment as outlined in Paragraph A of Article 12 Accounts and Remittances shall be due upon the execution of this Contract and shall be overdue thereafter.

2.	Payments from the Reinsurer to the Company or from the Company to the Reinsurer, shall be due on each Settlement Date and shall be overdue thereafter.

C.	If the Company does not provide accounts within 30 days of the end of the Settlement Period per Article 12, or if the accounts are insufficient or not in accordance with the conditions of this Contract, then within 5 days the Reinsurer shall request from the Company all additional information necessary to validate its claim and the payment due date as defined in paragraph B shall be deemed to be 10 days from the date upon which the Reinsurer received the requested additional information. This paragraph is only for the purpose of establishing when a payment is overdue, and shall not alter the provisions of Article 19, Claim Notification and Decisions, or other pertinent contractual stipulations.

D.	Should the Reinsurer dispute a claim presented by the Company and the time frames set out in paragraph B be exceeded, interest as stipulated in paragraph A shall be payable for the entire overdue period, but only for the amount of the final settlement with the Reinsurer.

E.	In the event arbitration is necessary to settle a dispute, the panel shall have the authority to make a determination awarding interest to the prevailing party. Interest, if any, awarded by the panel shall supersede the interest amounts outlined herein.

F.	Any interest owed pursuant to this Article may be waived by the party to which it is owed. Waiver of such interest, however, shall not affect the waiving party’s rights to other interest amounts due as a result of this Article.

ARTICLE 18

COMMUTATION

A.	The Company or the Reinsurer may request a commutation of this Contract at any time, upon providing written notice of a request to commute. If the Company and the Reinsurer agree to commute they shall, by mutual agreement, determine the Commutation Value or, in the absence of mutual agreement as to the Commutation Value, submit the determination of the Commutation Value to arbitration as set forth below. Payment by the Reinsurer of the Commutation Value shall constitute a complete and final release of the Reinsurer of all claims, both reported and unreported. For the avoidance of doubt, neither party shall have the unilateral right to require a commutation of this Contract.

B.	The Commutation Value shall be the amount necessary to compensate the Company for the reassumption of the remaining Reinsurer’s obligations under this Contract, including the associated risks. To the extent possible, the Commutation Value shall be determined in a manner consistent with the determination of the original pricing of this Contract, as adjusted to be consistent with the remaining Reinsurer’s obligations and associated risks, relevant economic factors at the time of determination of the Commutation Value, and incorporating additional information that has emerged between the execution date of this Contract and the determination of the Commutation Value.

C.	If agreement cannot be reached, the Company and the Reinsurer shall mutually appoint an actuary or appraiser to investigate and determine the appropriate Commutation Value. If both parties then agree, the Reinsurer shall pay the Commutation Value so determined.

D.	If the parties fail to agree, the Company and the Reinsurer shall determine the Commutation Value by a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an actuary within 30 days of a request by the other party, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within 30 days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All the actuaries shall be regularly engaged in the valuation of claims which are the subject of this Contract and shall be Fellows of the Society of Actuaries. None of the actuaries shall be under the control of either party to this Contract.

E.

Each party shall submit its case to its actuary within 30 days of the appointment of the third actuary. The decision in writing of any two actuaries, when filed with the parties hereto, shall be considered the determination of the panel. The determination of the panel shall be binding on the parties. The expense of the actuaries and of the commutation shall be equally divided between the two parties. Said commutation shall take place in Schaumburg, Illinois, unless some other place is mutually agreed upon by the Company and the Reinsurer.

ARTICLE 19

CLAIMS NOTIFICATION AND DECISION

A.

The Company shall promptly inform the Reinsurer of any incoming or potential claim under GMDB or GRIB relating to any Original Policy where there are any unusual or extraordinary circumstances known to the Company concerning the claim or the Original Policy including, without limitation, the absence of a death certificate, a dispute regarding Account Value, a dispute regarding the amount of a Guarantee. It is a condition precedent to any liability of the Reinsurer in respect to any such payment that the Company has informed the Reinsurer of such circumstances and obtained the consent of the Reinsurer to the payment of such claim. The consent of the Reinsurer hereunder shall not. be unreasonably withheld or delayed.

B.	In addition to the foregoing, the Company shall decide upon its liability for each claim in compliance with the conditions of the Original Policies and the written claims management policies and practices currently utilized by the Company on the effective date of this Contract. Any decision to make a settlement on an ex gratia basis without the prior written agreement of the Reinsurer shall not be binding on the Reinsurer.

C.	The Reinsurer shall not be Liable for expenses incurred by the Company arising from the investigation, adjustment, settlement and defense of claims in respect of the Company’s liability under an Original Policy.

ARTICLE 20

INDEMNIFICATION AND ERRORS AND OMISSIONS

A.	Subject to the provisions of Article 19 Claims Notification and Decision, the Company shall be the sole judge as to:

1.	what shall constitute a claim or loss Reinsured under an Original Policy;

2.	the Company’s liability thereunder;

3.	and the amount or amounts that it shall be proper for the Company to pay thereunder.

B.	Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

ARTICLE 21

ACCESS TO RECORDS

The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company to inspect, examine, audit, and verify any of the policy, accounting or claim files (“Records”) relating to business reinsured under this Contract during regular business hours after giving five working days’ prior notice. This right shall be exercisable during the term of this Contract or after the expiration of this Contract.

ARTICLE 22

ARBITRATION

A.	Any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested, The resolution of disagreements regarding appropriate Commutation Value shall be governed by the provisions of Article 18, Commutation and shall not be considered a dispute under this Article.

B.

One arbitrator shall be chosen by each party and the two arbitrators shall then choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days’ prior notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C.	If the two arbitrators do not agree on a third arbitrator within 60 days of their appointment, the third arbitrator shall be chosen in accordance with the procedures for selecting the third arbitrator in force on the date the arbitration is demanded, established by the AIDA Reinsurance and Insurance Arbitration Society - U.S. (ARIAS). The arbitrators shall be persons knowledgeable about insurance and reinsurance who have no personal or financial interest in the result of the arbitration. If a member of the panel dies, becomes disabled or is otherwise unwilling or unable to serve, a substitute shall be selected in the same manner as the departing member was chosen and the arbitration shall continue.

D.	Within 30 days after all arbitrators have been appointed, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules of hearings.

E.

The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The arbitration shall take place in Schaumburg, Illinois, or at such other place as the parties shall agree. The decision of any two arbitrators. shall be in writing and shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

F.

The panel shall interpret this Contract as an honorable engagement. rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible after the hearings. Judgment upon an award may be entered in any court having jurisdiction thereof.

G.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys’ fees, to the extent permitted by law.

ARTICLE 23

SERVICE OF SUIT

A.	This Article applies only so long as the Reinsurer is not authorized in any state, territory and/or district of the United States of America where authorization is required for the Company to receive credit for reinsurance for the reinsurance ceded hereunder.

B.	This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in Article 22, Arbitration. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to Article 22, Arbitration for resolving disputes arising out of this Contract.

C.	In the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Contract, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

D.	Service of process in such suit may be made upon Messrs. Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829. The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

E.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 24

INSOLVENCY

A.	This reinsurance is payable by the Reinsurer on the basis of the liability of the Company. under the Original Policies without diminution because of the insolvency of the Company.

B.

As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable by the Reinsurer directly to the. Company or to its liquidator, receiver or statutory successor except (1) where the Contract specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Original Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Original Policies and in substitution for the obligations of the Company to such payees.

C.	In the event of insolvency, the liquidator or receiver of the Company shall give written notice of the pendency of a claim against the insolvent Company on an Original Policy within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it considers available to the Company or its liquidator or receiver. The expense thus incurred by the Reinsurer is chargeable against the insolvent Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit which accrues to the Company solely as a result of the defense undertaken by the Reinsurer.

D.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

ARTICLE 25

ENTIRE CONTRACT

This Contract shall constitute the entire contract between the parties with respect to the business being reinsured hereunder. There are no understandings between the parties other than as expressed in this Contract. Any change or modification to this Contract shall be null and void unless made by amendment to this Contract and signed by both parties.

ARTICLE 26

MODE OF EXECUTION

A.	This Contract may be executed by:

1.	an original written ink signature of paper documents;

2.	an exchange of facsimile copies showing the original written ink signature of paper documents;

3.	electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.	The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE 27

ASSIGNMENT

The Company may not assign its rights and/or obligations under this Contract to any third party without the prior written consent of the Reinsurer.

ARTICLE 28

NO THIRD PARTY RIGHTS

This Contract is an indemnity reinsurance contract solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Contract shall be rendered solely to the other party. In no instance shall anyone other than the Company or the Reinsurer have any rights under this Contract. The Company shall be and shall. remain the only party hereunder that is liable to any insured, contractholder, policyholder, claimant or beneficiary under any Original Policy reinsured hereunder, and to their respective beneficiaries, heirs, dependents or assigns.

ARTICLE 29

OFFSET

The Company or the Reinsurer shall have and may exercise, at any time and from time to time, the right to offset any balance or balances whether on account of premiums or on account of losses or otherwise, due from one party to the other party hereto under the terms of this Contract. The party asserting the right of offset shall have and may exercise such right whether acting in the capacity of assuming reinsurer or as ceding insurer.

ARTICLE 30

CONFIDENTIALITY

A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (“Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1.	are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2.	have been rightfully received from a third person without obligation of confidentiality; or

3.	were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except:

1.	when required by retrocessionaires subject to the business ceded to this Contract;

2.	when required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

3.	when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or

4.	when required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors, shareholders and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

IN WITNESS WHEREOF, the Company and the Reinsurer have caused this Variable Annuity Reinsurance Contract to be executed by their duly authorized representatives.

ZURICH INSURANCE COMPANY, ZURICH SWITZERLAND on behalf of itself, and its subsidiaries, affiliate and branch companies.

By:	/s/ Peter Eckert
Name:	Peter Eckert
Title:	Chief Operating Officer, Zurich Insurance Company
Place:	Zurich, Switzerland
Date:	15.11.2006

By:	/s/ Michael Kerner
Name:	Michael Kerner
Title:	Global Head, Group Reinsurance, Zurich Insurance Company
Place:	Zurich, Switzerland
Date:	15.11.2006

SCHEDULE A. - DESTINATION POLICY FORM NUMBERS

Base Contract	L-1550 L-8165 L-8166

GRIB Endorsement	L-8390 L-8199 L-8198

Annuity Option Table	L-1551 L-1552 L-9006

Roth IRA Rider	L-8187

IRA Rider	L-7065 L-8330 L-8331

Qualified Supplement Rider	L-1070 L-8457 L-8458

ZKL Broker Benefit Rider	L-8668 L-8669

ERISA Rider	L-8459 L-8460

Disability Waiver Rider	L-8168 L-8182 L-8672

Nursing Home rider	L-7042

Deferred Compensation Rider	L-8341-457

Non-qualified Spousal Continuation Rider	L-8627 L-8628 L-8629

for and on behalf of, KEMPER INVESTORS LIFE INSURANCE COMPANY SCHAUMBURG, ILLINOIS

By:	/s/ Fortmann Pascale
Name:	Fortmann Pascale
Title:	CEO
Date:	11/15/06

By:	/s/ Diane C. Davis
Name:	Diane C. Davis
Title:	COO
Date:	11/15/2006